EXHIBIT 18

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Board of Directors
Agway, Inc.
333 Butternut Drive
DeWitt, New York 13214


We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have read management's justification for the change in accounting method related to the calculation of the market related value of pension assets for purposes of estimating the return on those assets contained in the Company's Form 10-Q for the quarter ended September 30, 1997. Based on our reading of the data and discussion with Company officials about the business judgement and business  planning  factors  relating  to the  change,  we believe  management's justification is reasonable. Accordingly, in reliance on management's determination as regards elements of judgement and business planning, we concur that the newly adopted accounting principle described above is preferable in the Company's circumstances to the method previously applied.

We have not audited any financial statements of Agway, Inc. as of any date or any period subsequent to June 30, 1997, nor have we audited the application of the change in accounting principle disclosed in Form 10-Q of Agway, Inc. for the three months ended September 30, 1997; accordingly, our comments are subject to revision on completion of an audit of the financial statements that include the accounting change.



COOPERS & LYBRAND
Syracuse, New York
October 28, 1997

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